                        NATIONAL LIFE INSURANCE COMPANY
               One National Life Drive, Montpelier, Vermont 05604
                                 (802) 229-3333



--------------------------------------------------------------------------------

We, NATIONAL LIFE INSURANCE COMPANY, agree to pay the Death Benefit to the Beneficiary, subject to the terms of this policy, when we receive at our Home Office due proof that the Insured died while this policy was in force.

The data and the terms on this and all following pages are part of this policy.

Signed for NATIONAL LIFE INSURANCE COMPANY at Montpelier, Vermont, as of the Date of Issue, by

                                                       /s/ [SIG]
                                                       Chairman of the Board
                                                               and
                                                       Chief Executive Officer

                                                       /s/ [SIG]
                                                       Secretary

                                                       Registrar

--------------------------------------------------------------------------------

FLEXIBLE PREMIUM ADJUSTABLE BENEFIT VARIABLE LIFE INSURANCE. FLEXIBLE PREMIUMS MAY BE PAID UNTIL THE DEATH OF THE INSURED. THE ADJUSTABLE DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE INSURED. THIS POLICY IS PARTICIPATING.

The amount and duration of the Death Benefit may increase or decrease daily, as described in the DEATH BENEFIT AND POLICY CHANGES section of this policy. The dollar amount of the Death Benefit is not guaranteed.

The Cash Surrender Value of this policy is dependent on the Accumulated Value in the Separate Account, which fluctuates according to the investment experience of the Sub-Accounts of the Separate Account chosen by the Owner. The Cash Surrender Value may increase or decrease daily, and is not guaranteed as to dollar amount.

RIGHT TO REVIEW POLICY. This policy may be returned to us at any time prior to the later of the end of the tenth day following its receipt by the Owner, the end of the tenth day after we mail notice of policy issue to the Owner, and the end of the forty-fifth day after the Applicant has signed the application in consideration of which this policy was issued. The policy may be returned in person or by mail to us or to the agent through whom it was bought. Upon such return, we will refund any premiums paid, and the policy will be deemed void as of its Date of Issue.




                                 NATIONAL LIFE
---------------------------------             ----------------------------------
7206(0395)                        OF VERMONT                      Cat. No. 43580

                                      INDEX

Page                                                       Page
  1   GENERAL TERMS OF THIS POLICY                          4       PREMIUMS
  1   Consideration                                         4       Policy Protection Period
  1   Entire Contract                                       4       Payment of Premiums
  1   Representations                                       4       Net Premium
  1   Incontestability                                      4       Premium Tax
  1   Policy Months, Years and Anniversaries                4       Right to Policy Review
  1   Policy Effective Dates                                4       Premium Allocation
  1   Attained Age                                          5       Grace Period
  1   Misstatement of Age or Sex                            5       Reinstatement
  2   Valuation Date and Valuation Period                   6       DEATH BENEFIT AND
  2   Interest Rates                                                POLICY CHANGES
  2   Basis of Values                                       6       Death Benefit
  2   Payment of Benefits                                   6       Suicide Limitation
  2   Postponement of Payments                              6       Death Benefit Options
  2   Notices                                               6       Option A
  2   Annual Report                                         6       Option B
  2   Projection Report                                     6       Death Benefit Standard
  3   Arbitration                                           7       Changes in Face Amount and Death Benefit Option
  3   ROLES IN THIS POLICY                                  7       Face Amount Increases
  3   Owner                                                 7       Face Amount Decreases
  3   Insured                                               7       Death Benefit Option Changes
  3   Beneficiary                                           8       INVESTMENT
  3   Change of Beneficiary                                 8       General Account
  3   Trust Beneficiary                                     8       Interest Rates Credited to the Accumulated
  3   Unnamed Beneficiary                                           Value in the General Account
  3   Assignments                                           8       Separate Account
  3   Spendthrift Provision                                 8       Sub-Accounts
                                                            9       Valuation
                                                            9       Transfers

------------------------------------   I   -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)Ia

Page                                                         Page
 10      POLICY VALUES                                        14      POLICY LOAN
 10      Accumulated Value of the Policy                      14      Loan Value
 10      Accumulated Value in the General Account             14      Loan Interest Rate
 10      Accumulated Value in the Separate Account            14      General Loan Terms
 10      Accumulated Value in a Sub-Account                   14      Allocation of Policy Loans
 10      Units in a Sub-Account                               15      PAYMENT OPTIONS
 10      Unit Value                                           15      Option Effective Date
 11      Net Investment Factor                                15      General Payment Option Terms
 11      Accumulated Value upon Reinstatement                 15      Choice of Option
 11      Cash Surrender Value                                 15      Change of Payment Option
 11      Surrender Charges                                    15      Lump Sum Removal of Proceeds Applied under a Payment Option
 11      Dividends                                            15      Option  1 - Payments of Interest Only
 12      CHARGES AGAINST THE ACCUMULATED VALUE                16      Option  2 - Payments for a Stated Time
 12      Mortality and Expense Risk Charge                    16      Option  3 - Payments for Life
 12      Tax Charge                                           17      Option  4 - Payments of a Stated Amount
 12      Monthly Deduction                                    17      Option  5 - Life Annuity
 12      Cost of Insurance Charge                             17      Option  6 - Joint and Two-Thirds Annuity
 12      Monthly Administrative Charge                        18      Option  7 - 50% Survivor Annuity
 12      Transfer Charge
 13      WITHDRAWALS
 13      Withdrawal Charge
 13      Allocation of Withdrawals

Any Riders and Endorsements, and a copy of the application, follow page 18.




------------------------------------   II  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)Ib

SRC020                            DATA SECTION
                            VARIABLE LIFE INSURANCE

          POLICY NUMBER: NL4000502         DATE OF ISSUE: APR. 15, 1998

                INSURED: ETHAN ALLEN

              ISSUE AGE: 35                  FACE AMOUNT: $100000

                  OWNER: AS STATED IN THE APPLICATION UNLESS LATER CHANGED

            BENEFICIARY: AS STATED IN THE APPLICATION UNLESS LATER CHANGED


                            DEATH BENEFIT OPTION: A

                           MONTHLY POLICY DATE: 15TH


                   MINIMUM INITIAL PREMIUM:          $137.16
                   MINIMUM MONTHLY PREMIUM:           $68.58

                  PLANNED PERIODIC PREMIUM:         $1000.00 PAYABLE ANNUALLY

                       MINIMUM FACE AMOUNT:         $5000.00
                   MINIMUM INCREASE AMOUNT:         $2000.00
                 MINIMUM WITHDRAWAL AMOUNT:          $100.00

                           LOAN INTEREST RATE: 6.00%


                                  DATA SECTION
VRTK    NL4000502                  COVER PAGE

We, National Life Insurance Company, agree to pay the Death Benefit to the Beneficiary, subject to the terms of this policy, when we receive at our Home Office due proof that the Insured died while this policy was in force.


GENERAL TERMS OF THIS POLICY

CONSIDERATION. This policy is issued in consideration of the application and payment of at least the Minimum Initial Premium shown in the Data Section. We will incur no liability if no premium is paid.

ENTIRE CONTRACT. On the Date of Issue the entire contract between the parties is this policy and a copy of the application which is attached at issue. Any change of this contract must be written and may be made only by one of our authorized officers or registrars. We will send the Owner a copy of any application for a change which we approve. It and any additional Data Section shall become part of this contract on the effective date of such change.

REPRESENTATIONS. Any statement made by or for the Insured shall be deemed a representation and not a warranty. Unless such statement is in the attached application or in any subsequent application, it shall not be used to:

        1. make this policy void; or

        2. make any increase in Face Amount void; or

        3. make any Reinstatement void; or

        4. defend any claim.

INCONTESTABILITY. After this policy has been in force during the life of the Insured for two years from the policy Date of Issue, we will not contest it; however,

        1. we may contest any increase in Face Amount for which an application is required until such increase has been in force during the life of the Insured for two years from its Effective Date; and

        2. we may contest any Reinstatement until such Reinstatement has been in force during the life of the Insured for two years from its Effective Date.

POLICY MONTHS, YEARS AND ANNIVERSARIES. Policy Months, Years and Anniversaries shall be measured from the Date of Issue.

The Date of Issue is the first Monthly Policy Date. The Monthly Policy Date shown in the Data Section occurs on the same day each month or on the last day of any month having no such date.

A Contract Anniversary falls on each successive anniversary of the Date of Issue. The first Contract Year begins on the Date of Issue and ends on the day before the first Contract Anniversary. Each subsequent Contract Year begins on a Contract Anniversary and ends on the day before the next Contract Anniversary.

POLICY EFFECTIVE DATES. The Face Amount on the Date of Issue shall become effective on the Date of Issue shown in the Data Section.

Any increase in Face Amount for which an application is required shall become effective on the Monthly Policy Date on or next following the date we approve the application for such increase in Face Amount.

Any increase in Face Amount for which an application is not required shall become effective on the Monthly Policy Date on or next following the date we receive the request for such increase unless otherwise provided by the policy.

Any decrease in Face Amount requested shall become effective on the Monthly Policy Date on or next following the date we receive the request for such decrease.

Any reinstatement of this policy shall become effective on the Monthly Policy Date on or next following the date we approve the application for Reinstatement.

Any change of Death Benefit Option shall become effective on the Monthly Policy Date on or next following the date we receive the request for such change.

ATTAINED AGE. The Attained Age of the Insured on any date is the Issue Age shown in the Data Section plus the number of full Policy Years which have passed since the Date of Issue.

MISSTATEMENT OF AGE OR SEX. The Issue Age shown in the Data Section is the age of the Insured on the Insured's birthday nearest to the Date of Issue. It is based on the date of birth shown in the application.

If the age or sex of the Insured has been misstated, we will adjust the Accumulated Value to be the Accumulated Value that would have resulted had the Cost of Insurance Charges been based on the correct age and sex of the Insured. The adjustment shall take effect on the Monthly Policy Date on or next following the date we have proof to our satisfaction of such misstatement.

If the Insured has died, we will similarly adjust the Accumulated Value as of the last Monthly Policy Date prior to the Insured's death. To the extent that the recomputed, adjusted Accumulated Value is negative, we will deduct such negative amount from the Death Benefit otherwise payable.

VALUATION DATE AND VALUATION PERIOD. A Valuation Date is each day that the New York Stock Exchange is customarily open for trading, except for:

        1. the day following Thanksgiving in each year; and

        2. any day on which trading is restricted by directive of the Securities and Exchange Commission.

A Valuation Period is the period between two successive Valuation Dates.




------------------------------------  1  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)1

INTEREST RATES. All interest rates stated in this policy are effective annual rates.

BASIS OF VALUES. Any guaranteed values for this policy are equal to or greater than those required by the law of the state where this policy is delivered. Any guaranteed values are based on interest at the Minimum General Account Interest Rate and the Mortality Table shown in the Data Section. A detailed statement of the method of computing values has been filed in the state in which this policy is delivered.

PAYMENT OF BENEFITS. We will pay all benefits under this policy at our Home Office. Before payment of any Death Benefit we may investigate the death.

POSTPONEMENT OF PAYMENTS. We will pay any amounts which are payable as a result of Cash Surrender, Withdrawals, or Policy Loans and which are allocated to the

SEPARATE ACCOUNT within seven days after we receive written request in a form satisfactory to us. However, determination and payment of any amount payable from the Separate Account may be postponed whenever:

        1. the New York Stock Exchange is closed, or trading on the New York Stock Exchange is restricted by directive of the Securities and Exchange Commission; or

        2. the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or

        3. an emergency exists, as determined by the Securities and Exchange Commission, as a result of which it is not reasonably practicable to dispose of securities or to determine the value of the net assets of the Separate Account.

Transfers to or from the Sub-Accounts of the Separate Account, though normally occurring on the same day we receive the request for transfer, may also be postponed upon any of the above events.

We may delay payment of any amounts which are payable as a result of Cash Surrender, Withdrawals, or Policy Loans and which are allocated to the GENERAL ACCOUNT for up to six months after we receive written request in a form satisfactory to us.

We will pay the Death Benefit within seven days after we receive due proof satisfactory to us of the Insured's death while this policy is in force. We may postpone determination and payment of any Death Benefit in excess of the Face Amount, net of any debt to us on this policy, upon any of the events enumerated above.

We have the right to postpone payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank or other financial institution on which it is drawn.

NOTICES. Unless this policy provides otherwise, any requests, changes, or notices:

        1. from us to the Owner shall be sent to the last address known to us of the Owner; and

        2. from us to an assignee shall be sent to the last address known to us of such assignee; and

        3. from the Owner or an assignee to us must be in writing and received by us at our Home Office in Montpelier, Vermont.

ANNUAL REPORT. At least once each Policy Year we will send a report to the Owner. The report will show, as of its date:

        1. the Accumulated Value of the policy, detailing the Accumulated Value in the General Account and the Accumulated Value in each Sub-Account of the Separate Account; and

        2. the Face Amount; and

        3. the Cash Surrender Value; and

        4. any debt to us on this policy; and

        5. the Death Benefit.

The report will also show a summary of transactions of the previous year and any information required by law.

PROJECTION REPORT. The Owner may request in writing a report which projects future values and future Death Benefits for this policy. The report will also show any information required by law. The Projection Report will be based on:

        1. data the Owner gives us as to Face Amount and premiums; and

        2. such assumptions as either we or the Owner specifies.

We may charge the Owner for each Projection Report.

ARBITRATION. Any controversy arising under, out of, in connection with, or relating to this policy, or any amendment to or breach of this policy, shall be determined and settled by arbitration in the state of residence of the Owner, in accordance with the rules of the American Arbitration Association or any similar rules to which the parties agree. Any reward rendered through arbitration shall be final and binding on each and all parties involved, and judgment may be entered thereon in any court of competent jurisdiction.


------------------------------------  2  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)2

                              ROLES IN THIS POLICY

If used, the term "estate" of any person shall be deemed to be a designation of the executors or administrators of that person's estate.

OWNER. The Owner may exercise all rights under this policy, including those described below:

        1. assign the policy; and

        2. release or discharge the policy; and

        3. change the policy if we agree to such change; and

        4. change the Beneficiary as stated in the Beneficiary provision; and

        5. enjoy the benefits under this policy.

These actions may be taken without the consent and against the interest of any Beneficiary and any contingent owner. If the Owner has waived the right to change the Beneficiary, these actions may be taken by the Owner only with the written consent of all Beneficiaries that the Owner can not change. These actions may be taken only while the Insured is alive.

INSURED. The Death Benefit becomes payable upon the death of the Insured. The Insured, in his or her role as the Insured, has no rights and receives no benefits under this policy.

BENEFICIARY. The Beneficiary receives the Death Benefit payable upon the death of the Insured. Unless later changed, the Beneficiary shall be as stated in the application. The interest of any Beneficiary who dies before the Insured shall vest in the Owner unless otherwise stated.

CHANGE OF BENEFICIARY. The Owner has the right to change the Beneficiary. If the Owner expressly waives this right, no change can be made without the written consent of the Beneficiary.

A new Beneficiary may be named during the life of the Insured by filing at our Home Office written notice in such form as we may require. When notice is received at our Home Office, the change shall take effect as of the date the notice is signed whether or not the Insured is living at the time of receipt. We will not be liable for any payment we make before receipt of the written notice at our Home Office.

TRUST BENEFICIARY. Unless an authorized officer or registrar of the Company explicitly agrees otherwise in writing, the following provision shall apply when a trust is named as Beneficiary.

In no event is the Company responsible for the application or disposition of any proceeds it pays to a Trust Beneficiary. Payment to a Trust Beneficiary is a full discharge of the liability of the Company. If a designated trust provides for successor trustees, the designation in this policy includes successor trustees. Likewise, if the trust allows amendments, the trust, if so amended, remains as a designated Beneficiary.

A Trust Beneficiary is considered to be a Beneficiary who did not survive the Insured if:

        1. the trust has been terminated; or

        2. the specified testamentary trust does not qualify as such; or

        3. for any other reason a Trust Beneficiary is not entitled to any proceeds.

UNNAMED BENEFICIARY. We may rely on an affidavit by any person who in our judgment knows the facts to identify any Beneficiary not specified by name. All our liability shall cease when we pay on the basis of such affidavit.

If used, the term "children" of any person shall include only lawful children born to or legally adopted by that person.

ASSIGNMENTS. If this contract is assigned, such assignment shall transfer to the assignee the interest of:

        1. any Beneficiary whom the assignor can change; and

        2. any contingent owner.

If the assignee acquires a right to proceeds, they shall be paid in one sum even though a Payment Option may be in effect at the time the assignment was signed. However, if we specifically agree, an assignment may limit the method of payment of any proceeds.

We are not responsible for the validity or effect of any assignment of this policy. We will not recognize any assignment until it has been filed at our Home Office.

SPENDTHRIFT PROVISION. If we receive at our Home Office written request by the Owner for this Spendthrift Provision, then, to the extent allowed by law and by this policy:

        1. only the Owner may transfer, anticipate, commute, or encumber the proceeds of this policy; and

        2. only legal process against the Owner may affect the proceeds of this policy.

Any proceeds payable after this request is withdrawn by the Owner shall not be affected by this provision.



------------------------------------  3  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)3

                                    PREMIUMS

POLICY PROTECTION PERIOD. The first 60 months following the Date of Issue during which this policy remains continuously in force is referred to as the Policy Protection Period.

PAYMENT OF PREMIUMS. A premium at least equal to the Minimum Initial Premium stated in the Data Section is due on the Date of Issue. Thereafter, premiums may be paid towards this policy under the circumstances described below.

During the Policy Protection Period payment of total accumulated premiums, in excess of withdrawals and debt, at least equal to the sum of all unique Minimum Monthly Premiums in effect since the Date of Issue times the number of Monthly Policy Dates that have elapsed while each Minimum Monthly Premium was in effect, will keep the policy in force to the next Monthly Policy Date. This policy will always remain in force, both during the Policy Protection Period and beyond, as long as the Cash Surrender Value is sufficient to provide for Monthly Deductions.

The Planned Periodic Premiums are the premiums the Applicant has requested be billed. The Owner may change the amount or frequency of Planned Periodic Premiums at any time by sending a written notice to us at our Home Office. We may, however, limit any increase in either amount or frequency.

In addition, we will accept unscheduled premiums, which are premiums in addition to the Minimum Initial, Minimum Monthly, or Planned Periodic Premiums. We may limit the number and amount of such premiums.

All premiums are limited by a minimum and a maximum. The minimum is $50 per premium payment. The maximum is the limit imposed by the Internal Revenue Code for qualifying the policy as "Life Insurance" for Federal Income Tax purposes, or such lower amount as we may set. We will not accept any premium in excess of the maximum.

The first premium may be paid to us either through our duly authorized agent in exchange for a receipt signed by that agent, or at our Home Office. All later premiums must be paid to us at our Home Office, and will be credited and allocated on the day we receive them.

NET PREMIUM. A net premium is the amount of any premium paid after the deduction of the applicable Premium Tax.

PREMIUM TAX. We will deduct from each premium paid percentages for the payment of premium taxes before allocating such premium to the Accumulated Value. The State Premium Tax percentage and the percentage for Taxes Attributable to Specified Policy Acquisition Expenses under Internal Revenue Code Section 848 deducted from the premium paid as of the Date of Issue of the policy are stated in the Data Section.

RIGHT TO POLICY REVIEW. This policy may be returned to us at any time prior to the later of:

        1. the end of the 10th day following its receipt by the Owner; and

        2. the end of the 10th day after we mail notice of policy issue to the Owner; and

        3. the end of the 45th day after the Applicant signed the application in consideration of which this policy was issued.

This policy may be returned in person or by mail to us or to the agent through whom it was bought. Upon a return we will refund any premiums paid, and the policy will be deemed void as of its Date of Issue.

PREMIUM ALLOCATION. The Owner has the right to designate the allocation of net premiums among the General Account and the Sub-Accounts of the Separate Account. The initial allocation is shown in the Data Section. That portion of the premium due on the Date of Issue which is allocated to the General Account will be transferred to the General Account upon receipt. However, any portion of the premium due on the Date of Issue which is allocated to a Sub-Account of the Separate Account will be held in the Money Market Fund Sub-Account until the later of:

        1. the end of the 10th day following receipt of the policy by the Owner; and

        2. the date we receive at our Home Office a signed delivery receipt for this policy.

It will then be transferred to any other accounts as designated by the Owner.

The allocation must be made in percentages. Each percentage must be a whole number. No allocation need be made to the General Account or to any particular Sub-Account. Each allocation made must be at least five percent.

The Owner may change the allocation of future premiums by notifying us in writing at our Home Office. Any allocation made will remain in effect until changed.

------------------------------------  4  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)4

GRACE PERIOD. A Grace Period shall start:

        1. if on any Monthly Policy Date during the Policy Protection Period, both of the following occur:

           a. the amount of Cash Surrender Value is smaller than the amount of the Monthly Deductions on that date; and

           b. the sum of the Minimum Monthly Premiums in effect on this policy for all months since the Date of Issue is greater than a sum equal to:

               i.   all premiums paid; less

               ii.  all withdrawals made; less

               iii. any debt to us on this policy.

        2. if on any Monthly Policy Date on or after the end of the Policy Protection Period, the Cash Surrender Value is smaller than the Monthly Deductions on such date.

A Grace Period shall not be less than 61 days. During a Grace Period this policy shall remain in force.

The premium needed to keep the policy in force beyond a Grace Period shall be the net premium sufficient to produce a Cash Surrender Value equal to three times the Monthly Deduction due on the date the Grace Period began.

We will mail notice of the premium needed to the Owner. If the premium needed is unpaid on the 61st day after the notice is sent, then the Grace Period shall end and this policy shall terminate without value. This policy shall then be null and void and all rights shall cease, except as may be provided in Reinstatement.

A Grace Period will not begin solely because payments of Planned Periodic Premiums are discontinued. Whether or not premiums are paid, Charges Against the Accumulated Value will be made. The Accumulated Value will be as set forth in the POLICY VALUES section of this policy. The terms of this Grace Period provision will determine if and when a Grace Period starts.

REINSTATEMENT. If this policy terminates after the end of a Grace Period, it may be reinstated. It must be reinstated on a Monthly Policy Date within five years from the start of such Grace Period.

For Reinstatement we will require:

        1. an application for Reinstatement; and

        2. proof to our satisfaction that the Insured is insurable; and

        3. payment of a net premium which will make the Cash Surrender Value sufficient to provide:

           a. two times the Monthly Deduction due on the date the Grace Period began; plus

           b. three times the Monthly Deduction due on the date of Reinstatement.

We will send the Owner notice of the required payment upon request.

In the event of Reinstatement:

        1. the Surrender Charge in effect on the Monthly Policy Date on which the Grace Period began shall become the Surrender Charge on the Monthly Policy Date of Reinstatement; and

        2. the schedule of Surrender Charges for the policy months following the date the Grace Period began shall become the schedule of Surrender Charges for the policy months following the date of Reinstatement; and

        3. the Policy Protection Period is terminated.



------------------------------------   5   -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)5

                               DEATH BENEFIT AND
                                 POLICY CHANGES

DEATH BENEFIT. We will pay the Death Benefit to the Beneficiary when we receive at our Home Office due proof that the Insured died while this policy was in force. We will pay the Death Benefit in one sum unless a Payment Option is chosen. If the Death Benefit is paid in one sum, it shall be increased by interest from the date of the Insured's death to the date of payment. We will set the rate of interest at not less than the Minimum Interest Paid On Death Claims percentage shown in the Data Section.

SUICIDE LIMITATION. If the Insured dies within two years of the Date of Issue as the result of suicide, while sane or insane, we will pay only a sum equal to:

        1. the premiums paid; less

        2. any debt to us on this policy; less

        3. any withdrawals made.

Payment will be made to the Beneficiary.

A similar two year period shall apply to any increase in Face Amount for which an application is required. Such period shall begin on the Effective Date of any such increase. During such period if the Insured dies as the result of suicide, while sane or insane, we will pay, in lieu of any such increase in Face Amount, only a sum equal to the Cost of Insurance Charges that we have deducted from the Accumulated Value for such increase. However, if such increase became effective within two years after the Effective Date of a Reinstatement, we will pay only the amount set forth in the next paragraph.

If this policy is reinstated, a similar two year period shall start from the Effective Date of the Reinstatement. During such period, if the Insured dies as the result of suicide, while sane or insane, we will pay only a sum equal to:

        1. the premiums paid since the Effective Date of the Reinstatement;
           less

        2. any debt to us on this policy; less

        3. any withdrawals made since the Effective Date of the Reinstatement.

DEATH BENEFIT OPTIONS. The Owner may elect either of two Death Benefit Options, Option A or Option B, for the period prior to the Insured's Attained Age 99. The Death Benefit Option in effect on the Date of Issue is stated in the Data Section made a part of this policy on that date.

OPTION A. Under Option A the Death Benefit shall be the greater of the Death Benefit Standard or the following:


        1. the Face Amount on the date of the Insured's death; less

        2. the amount of any Monthly Deductions then due; less

        3. any debt to us on this policy.


OPTION B. Under Option B the Death Benefit shall be the greater of the Death Benefit Standard or the following:

        1. the Face Amount on the date of the Insured's death; plus

        2. the Accumulated Value of the policy on the date of the Insured's death; less

        3. the amount of any Monthly Deductions then due; less

        4. any debt to us on this policy.


DEATH BENEFIT STANDARD. The Death Benefit Standard is established in conformance with Section 7702 of the Internal Revenue Code, which defines "Life Insurance" for Federal Income Tax purposes. The Death Benefit Standard is:

        1. the Death Benefit Factor multiplied by the Accumulated Value of the policy on the date of the Insured's death; less

        2. the amount of any Monthly Deductions then due; less

        3. any debt to us on this policy.

The Death Benefit Factor depends on the Insured's Attained Age at the start of a Policy Year as follows:

               Death                          Death
Attained       Benefit        Attained        Benefit
  Age          Factor           Age           Factor
--------------------------------------------------------
  40           2.50             58             1.38
  41           2.43             59             1.34
  42           2.36             60             1.30
  43           2.29             61             1.28
  44           2.22             62             1.26
  45           2.15             63             1.24
  46           2.09             64             1.22
  47           2.03             65             1.20
  48           1.97             66             1.19
  49           1.91             67             1.18
  50           1.85             68             1.17
  51           1.78             69             1.16
  52           1.71             70             1.15
  53           1.64             71             1.13
  54           1.57             72             1.11
  55           1.50             73             1.09
  56           1.46             74             1.07
  57           1.42             75             1.05

The Death Benefit Factor for all Attained Ages below 40 is 2.50. The Death Benefit Factor for all Attained Ages above 75 is 1.05.



------------------------------------   6  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)6

CHANGES IN FACE AMOUNT AND DEATH BENEFIT OPTION.
The Owner may request any of the following changes. We will make a change subject to the conditions stated. These changes may be made only while the Insured is living, and after the first policy anniversary. We will send the Owner a revised or additional Data Section if any of these changes is made.

        1. FACE AMOUNT INCREASES. Face Amount Increases may be made only while the Insured is Attained Age 85 or less. We will require an application from the Owner and proof to our satisfaction that the Insured is then insurable. An increase in Face Amount, and an associated redetermination of the Minimum Monthly Premium, shall be effective upon the Monthly Policy Date on or next following our approval. Any increase in Face Amount must be at least as large as the Minimum Increase Amount stated in the Data Section.

        2. FACE AMOUNT DECREASES. We will require a written request by the Owner. A decrease in Face Amount shall be effective upon the Monthly Policy Date on or next following our receipt of the request.

           a. Decreases shall not be permitted which would reduce the Face Amount to less than any of the following:

              i. the minimum insurance amount for which the policy would qualify as "Life Insurance" for Federal Income Tax purposes under the Internal Revenue Code; or

              ii.  the Minimum Face Amount shown in the Data Section; or

              iii. 75% of the largest Face Amount in force at any time in the twelve policy months immediately preceding our receipt of the request.

           b. A decrease in total insurance coverage shall apply in the following order:

              i. first, to any increases in Face Amount in the reverse order in which they were made;

              ii. second, to the Face Amount on the Date of Issue.

        3. DEATH BENEFIT OPTION CHANGES. The Death Benefit Option may be changed once each Policy Year prior to the Insured's Attained Age
           99. We will require a written request from the Owner. A change will be effective on the Monthly Policy Date on or next following our receipt of the request. The change may be made only if after such change the policy would qualify as "Life Insurance" for Federal Income Tax purposes under the Internal Revenue Code.

           a. Upon a change from Option A to Option B, the Face Amount shall decrease by an amount equal to the Accumulated Value of the policy just prior to the Effective Date of the change. However, the change may be made only if after such change the Face Amount would not be below the Minimum Coverage Amount shown in the Data Section.

           b. Upon a change from Option B to Option A, the Face Amount shall increase by an amount equal to the Accumulated Value just prior to the Effective Date of the change.

At the Insured's Attained Age 99, if this policy is still in force, the Face Amount of this policy will be set equal to the Accumulated Value, and the Death Benefit Option will automatically revert to Option A. The Death Benefit Option may not thereafter be changed.


------------------------------------  7  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)7

                                   INVESTMENT

Investment of the Accumulated Value of the policy may be made in the General Account and/or in one or more of the Sub-Accounts of the National Variable Life Insurance Account (herein called the "Separate Account"). The Accumulated Value in the Separate Account is based on the investment experience of the chosen Sub-Account(s) of the Separate Account, and may increase or decrease daily. It is not guaranteed as to dollar amount.

GENERAL ACCOUNT. The General Account is composed of the admitted assets of National Life Insurance Company other than those in the Separate Account or any other separate account.

INTEREST RATES CREDITED TO THE ACCUMULATED VALUE IN THE GENERAL ACCOUNT. The rate of interest credited on any portion of the Accumulated Value in the General Account shall never be less than the Minimum General Account Interest Rate shown in the Data Section. We may credit interest at a higher interest rate. Any higher interest rate credited on Accumulated Value in the General Account shall remain in effect for at least a one-year period.

Interest at different rates may be credited to:

        1. that portion which is equal to any debt to us on this policy; and

        2. any portion in excess of any such debt.

SEPARATE ACCOUNT. The Separate Account is composed of assets owned by National Life Insurance Company. These assets are held separate and apart from General Account assets. The Separate Account is devoted exclusively to the investment of assets of variable life insurance policies. Income, gains, and losses from assets allocated to the Separate Account, whether or not realized, are credited to or charged against such account without regard to our other income, gains, or losses. The portion of the assets of the Separate Account equal to the reserves and other liabilities for these policies shall not be chargeable with liabilities arising out of any other business which we may conduct.

We may transfer assets which exceed the reserves and other liabilities of the Separate Account to our General Account.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 ("the 1940 Act"). It is also governed by applicable state law. We may make certain changes if, in our sole judgment, they would best serve the interests of the owners of policies such as this one or would be appropriate in carrying out the purposes of such policies. Any changes will be made only if permitted by applicable laws and regulations. Also, when required by law, we will obtain the approval of policyowners of the changes and the approval of any appropriate regulatory authority.

For example, we may:

        1. operate the Separate Account as a management company under the 1940 Act;

        2. deregister the Separate Account under the 1940 Act if registration is no longer required; and

        3. combine or substitute separate accounts; and

        4. transfer all or part of the assets of the Separate Account to another separate account or to the General Account; and

        5. make any changes necessary to comply with, or obtain and continue any exemptions from the 1940 Act; and

        6. make any other necessary technical changes in this policy to conform with any action this provision permits us to take.

SUB-ACCOUNTS. The Separate Account has several Sub-Accounts. Each Sub-Account will buy shares of an investment fund. Each investment fund represents a separate investment portfolio.

If, in our judgment, an investment fund no longer suits the investment goals of the policy, or tax or marketing conditions so warrant, we may substitute shares of another investment fund or shares of another investment company. If the Owner has an interest in the Sub-Account affected, we will notify the Owner before doing so and, to the extent required by law, we will get prior approval from the Securities and Exchange Commission. We also will secure any other required approvals. If this policy has Accumulated Value in a Sub-Account affected by any such change, and if the Owner wishes, we will transfer that value at the Owner's written direction from that Sub-Account, without charge, to the General Account or another Sub-Account.

We may also eliminate, combine, or substitute Sub-Accounts and establish new Sub-Accounts if in our judgment marketing needs, tax considerations, or investment conditions warrant. Any new Sub-Accounts may be made available to existing policies on a basis to be determined by us. We also may transfer assets from a Sub-Account to another Sub-Account or separate account if the transfer in our judgment would best serve the interests of the owners of policies such as this one or would be appropriate in carrying out the purposes of such policies, but only if permitted by applicable laws or regulations. If any of these changes is made, we may by appropriate endorsement change the policy to reflect the change.

If the Owner has Accumulated Value in a Sub-Account that will be eliminated, we will notify the Owner at least 30 days before the elimination, and will request that the Owner designate the account(s) to which the Accumulated Value in the Sub-Account to be eliminated should be transferred. Upon the elimination of such a Sub-Account, the Accumulated Value in that Sub-Account will be transferred to the General Account and/or Sub-Account(s) in accordance with the designation received by us from the Owner or, if such a designation is not received prior to the liquidation date, to the Money Market Fund Sub-Account. A transfer charge will not be imposed for transfers made upon elimination of a Sub-Account.


------------------------------------  8  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)8

Income and realized and unrealized gains or losses from the assets of each Sub-Account of the Separate Account are credited to or charged against that Sub-Account without regard to income, gains, or losses in the other Sub-Accounts of the Separate Account, the General Account, or any other separate accounts. We reserve the right to credit or charge a Sub-Account in a different manner if required, or made appropriate, by reason of a change in the law. We maintain records of all purchases and redemptions of investment fund shares by each of the Sub-Accounts.

VALUATION. We will value the assets of each Sub-Account of the Separate Account on each Valuation Date.

TRANSFERS. Subject to any applicable Transfer Charges, the Owner may transfer Accumulated Value among the Sub-Accounts or to the General Account without limitation. However, only one transfer from the General Account to the Separate Account may be made during any Policy Year. The Accumulated Value transferred from the General Account in any Policy Year may not exceed the greater of:

        1. 25% of the unloaned portion of the Accumulated Value in the General Account immediately prior to the transfer; and

        2. $1,000.


------------------------------------  9  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)9

                                 POLICY VALUES

ACCUMULATED VALUE OF THE POLICY. The Accumulated Value of the policy is equal to the sum of the Accumulated Value in the General Account and the Accumulated Value in the Separate Account.

ACCUMULATED VALUE IN THE GENERAL ACCOUNT. The Accumulated Value in the General Account on any day is:

        1. the Accumulated Value in the General Account on the just prior Monthly Policy Date, if any; plus

        2. interest on the Accumulated Value in the General Account on the just prior Monthly Policy Date from the just prior Monthly Policy Date to such day; plus

        3. the amount of all net premiums accepted since the just prior Monthly Policy Date which are allocated to the General Account; plus

        4. interest on item (3) from the date of net premium allocation to the General Account to such day; plus

        5. the amount of all Accumulated Values transferred to the General Account from a Sub-Account of the Separate Account since the just prior Monthly Policy Date; plus

        6.  interest on item (5) from the date of the transfer to such day; less

        7. the amount of all Accumulated Values transferred from the General Account to a Sub-Account of the Separate Account since the just prior Monthly Policy Date; less

        8.  interest on item (7) from the date of transfer to such day; less

        9. the amount of all Accumulated Values withdrawn from the General Account since the just prior Monthly Policy Date; less

        10. interest on item (9) from the date of withdrawal to such day; less

        11. any Monthly Deduction allocated to the General Account for the month next following the Monthly Policy Date which is due on such day.

ACCUMULATED VALUE IN THE SEPARATE ACCOUNT. The Accumulated Value in the Separate Account is the sum of the Accumulated Values in each Sub-Account of the Separate Account.

ACCUMULATED VALUE IN A SUB-ACCOUNT. On the later of the Date of Issue of the policy or the date at least the Minimum Initial Premium is received by us, that portion of the net premium allocated to any Sub-Account of the Separate Account will be credited to the Money Market Fund Sub-Account. The Accumulated Value in the Money Market Fund Sub-Account on that date is that portion of the net premium less the Monthly Deductions assessed since the Date of Issue.

On any later day which is a Valuation Date, the policy's Accumulated Value in each Sub-Account is the number of units in the Sub-Account multiplied by the Unit Value on that date.

UNITS IN A SUB-ACCOUNT. Amounts allocated, transferred, or added to a Sub-Account are used to purchase units in that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of units in any given Sub-Account attributable to this policy on any given date equals the number of units purchased by funds attributable to this policy minus the number of units redeemed under this policy up to such date. For each Sub-Account, the number of units purchased or redeemed in connection with a particular transaction is determined by dividing the dollar amount of the transaction by the Unit Value on the day the transaction is performed.

UNIT VALUE. The Unit Value in a Sub-Account on any Valuation Date is equal to that Unit Value on the immediately preceding Valuation Date multiplied by the Net Investment Factor for that Sub-Account on that Valuation Date.


------------------------------------  10  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)10

NET INVESTMENT FACTOR. Each Sub-Account of the Separate Account has its own Net Investment Factor. The Net Investment Factor measures the performance of the Sub-Account for individual Valuation Periods. The Net Investment Factor is calculated as follows:

        1. Take the net asset value per share of the corresponding investment fund on the current Valuation Date.

        2. Add the per share capital gain or loss and dividend distribution of the investment fund during the current Valuation Period.

        3. Divide the result of item (2) by the net asset value per share of the corresponding investment fund on the just prior Valuation Date.

        4. Subtract from the result of item (3) any Tax Charge during the current Valuation Period.

        5. Subtract from the result of item (4) the Mortality and Expense Risk Charge shown in the Data Section multiplied by the number of days in the Valuation Period.

The result of item (5) is the Net Investment Factor on the current Valuation
Date.

On any date after the Date of Issue other than a Valuation Date, the Accumulated Value in a Sub-Account is the Accumulated Value of such Sub-Account on the next following Valuation Date.

ACCUMULATED VALUE UPON REINSTATEMENT. If this policy is reinstated, the Accumulated Value on the date of Reinstatement shall be:

        1. the Accumulated Value on the date the Grace Period began; less

        2. two times the Monthly Deduction due on the date the Grace Period began; plus

        3. the net premium paid to reinstate the policy; less

        4. the Monthly Deduction due on such date.

CASH SURRENDER VALUE. The Owner may, by written request to us, surrender this policy while the Insured is living for its Cash Surrender Value. We may require that the policy be returned to us. When this policy has been surrendered, it shall be null and void and all rights shall cease. Proceeds shall be paid in one lump sum unless a Payment Option is chosen.

The Cash Surrender Value on any day shall be equal to:

        1. the Accumulated Value on such day; less

        2. any debt to us on this policy; less

        3. any Surrender Charges which apply on such day.

SURRENDER CHARGES. Surrender Charges apply during the first 180 Policy Months. The total Surrender Charge is the sum of the Deferred Administrative Charge and the Deferred Sales Charge shown in the Data Section.

DIVIDENDS. We may credit this policy with shares, called dividends, from our divisible surplus. However, it is expected that no dividends will be credited to this policy. Any dividends shall be set by us and shall be credited on the policy anniversary. Any dividends credited shall be paid in cash.


------------------------------------  11  -------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)11

                              CHARGES AGAINST THE
                               ACCUMULATED VALUE


MORTALITY AND EXPENSE RISK CHARGE. We will deduct the Mortality and Expense Risk Charge shown in the Data Section from the Accumulated Value in each Sub-Account of the Separate Account on each day that the policy is in force to cover mortality and expense risk. The Mortality and Expense Risk Charge is not deducted from funds held in the General Account.

TAX CHARGE. We reserve the right to deduct any charge for taxes or amounts set aside as a reserve for taxes in determining the value of an Accumulated Value Unit for each of the Sub-Accounts in the event that such a tax is levied on that Sub-Account in the future.

MONTHLY DEDUCTION. The Monthly Deduction is the sum of the Cost of Insurance Charge and the Monthly Administrative Charge. The Monthly Deduction shall be deducted from the Accumulated Value of the policy on the Monthly Policy Date.

    1. The Owner may elect to allocate the Monthly Deduction entirely to the Money Market Fund Sub-Account, by notifying us in writing. If the Accumulated Value in the Money Market Fund Sub-Account is not sufficient to provide for the entire Monthly Deduction on a Monthly Policy Date, the Monthly Deduction will be taken from the Money Market Fund Sub-Account until that account is exhausted, and any additional amount necessary to fund the full Monthly Deduction shall be allocated among and deducted from the General Account and the other Sub-Accounts in proportion to the respective Accumulated Values held in those accounts on the Monthly Policy Date.

    2. If the Owner does not elect 1, above, the Monthly Deduction shall be allocated among and deducted from the General Account and the Sub-Accounts in proportion to the respective Accumulated Values held in those accounts on the Monthly Policy Date.

COST OF INSURANCE CHARGE. The Cost of Insurance rate on any day shall be based on the size and duration of this policy, the Insured's sex and then Attained Age, the rate class of the Face Amount on the Date of Issue, and the rate class of each increase in Face Amount.

On any Monthly Policy Date, the Cost of Insurance Charge of the policy shall be the Cost of Insurance rate on such date multiplied by the excess of:

    1. the Death Benefit of the policy plus any debt to us on the policy divided by the Cost of Insurance Divisor; over

    2. the Accumulated Value of the policy on such date before the Cost of Insurance Charge is deducted.

We may change the Cost of Insurance rates from time to time based on our expectations of future experience. Any change in the Cost of Insurance rates shall apply to all policies of the same size and duration, insuring persons of the same sex, Attained Age, and rate class as the Insured.

The Cost of Insurance rates shall not be greater than the rates set forth in the Table of Guaranteed Maximum Cost of Insurance rates shown in the Data Section. These rates are based on the Mortality Table named in the Data Section.

The rate class of the Insured at the time of an increase in Face Amount for which an application is required may differ from the rate class on the Date of Issue. For determining the Cost of Insurance Charge:

    1. the Accumulated Value is first considered part of the Face Amount on the Date of Issue; and

    2. then, if the Accumulated Value is more than the Face Amount on the Date of Issue, the excess is considered part of the increases in Face Amount in the order of occurrence of such increases; and

    3. if the Death Benefit is the Death Benefit Standard, the excess of the Death Benefit over the total Face Amount is assigned the rate class of the Face Amount in effect on the Date of Issue.

MONTHLY ADMINISTRATIVE CHARGE. The Monthly Administrative Charge is shown in the Data Section.

TRANSFER CHARGE. We may charge a Transfer Charge for the sixth and each subsequent requested transfer of Accumulated Value between and among the General Account and the Sub-Accounts occurring during any Policy Year. Transfers to or from more than one account at the same time shall be treated as one transfer. The Transfer Charge may not exceed the Maximum Transfer Charge stated in the Data Section. Transfer Charges shall be allocated among and deducted from the General Account and the Sub-Accounts in proportion to the Accumulated Values to be transferred from such accounts.

No Transfer Charge will be imposed for the following transactions, nor will any of the following transactions be counted against the five free transfers allowed each Policy Year:

    1. the transfer of all Accumulated Value to the General Account if during the first two Policy Years and in one transaction; and

    2. the transfer of Accumulated Value from a Sub-Account of the Separate Account to another Sub-Account or to the General Account, if there has been a material change in the investment policy of the fund in which the funds of that Sub-Account are invested; and

    3. the initial allocation of the premium due on the Date of Issue from the Money Market Fund Sub-Account; and

    4. transfers of Accumulated Value from the Separate Account into the General Account pursuant to the taking of a Policy Loan; and

    5. allocation of the payment of any debt to us on this policy.


-------------------------------------  12  ------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)12

                                  WITHDRAWALS

After the first policy anniversary, the Owner may make withdrawals by written request to us. Withdrawals shall be subject to all of the following terms.

    1. The amount withdrawn may not be less than the Minimum Withdrawal Amount stated in the Data Section.

    2. The amount withdrawn may not exceed the Cash Surrender Value on the date of withdrawal less three times the Monthly Deduction for the next Monthly Policy Date.

    3. The amount withdrawn may not be such that it reduces the Face Amount below the Minimum Face Amount stated in the Data Section.

WITHDRAWAL CHARGE. We will assess a Withdrawal Charge equal to the lesser of:

    1. 2% of the amount withdrawn; and

    2. $25.

This Withdrawal Charge will be deducted from the amount withdrawn.

ALLOCATION OF WITHDRAWALS. The amount withdrawn shall be allocated among and deducted from the Accumulated Values held in each account according to the following prioritization:

    1. first, from the Accumulated Value held in specific Sub-Accounts as specified by the Owner, if the Owner so specifies; and

    2. second, from the Accumulated Value in proportion to the Accumulated Values held in the Sub-Accounts on the day the withdrawal is made; and

    3. finally, from the non-loaned Accumulated Value held in the General
       Account.

If the Accumulated Value in any Sub-Account from which the Owner has requested that withdrawals be allocated and deducted is insufficient to cover the amount of the withdrawal, the withdrawal will not be processed until further instructions are received by us from the Owner.

If Death Benefit Option A is in effect on the date of the withdrawal and if the Face Amount divided by the Death Benefit Factor at the Insured's Attained Age on the date of the withdrawal exceeds the Accumulated Value of the policy just after the withdrawal, the Face Amount shall also be decreased. The decrease in Face Amount shall equal the lesser of such excess or the amount of the withdrawal. A decrease in total insurance coverage shall apply first to any increases in Face Amount in the reverse order in which they were made, and then to the Face Amount on the Date of Issue.

If Death Benefit Option B is in effect on the date of the withdrawal, there shall be no decrease in the Face Amount.


-------------------------------------  13  ------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)13

                                  POLICY LOANS

We will loan an amount up to the Loan Value of the policy less the amount of any outstanding debt, at any time after the first Policy Year. At the time of the loan the policy must be in force. The policy shall be the sole security for the loan and must be duly assigned to us.

LOAN VALUE. The Loan Value on any day is equal to:

    1. the Accumulated Value on such day; less

    2. the Surrender Charges on such day; less

    3. three times the Monthly Deduction for the next Monthly Policy Date.

LOAN INTEREST RATE. Any loan shall bear interest from the date the loan is made. The Loan Interest Rate is shown in the Data Section.

GENERAL LOAN TERMS. After the loan is made, loan interest shall be due on the next and all later Policy Anniversaries. If any interest is not paid when due, it shall be added to the loan and bear interest on the same terms.

The debt secured by this policy includes loans, unpaid loan interest, and accrued loan interest not otherwise due.

All or any part of the debt may be paid to us at any time prior to:

    1. the death of the Insured; and

    2. surrender of the policy.

However, during a Grace Period the debt may not be repaid.

Unless the Owner specifies, any payment to us shall be deemed a premium payment and not a payment of the debt. At the death of the Insured or upon the surrender of the policy, all debt shall become due at once. It shall be paid from the policy values.

ALLOCATION OF POLICY LOANS. The loaned amounts allocated to the Sub-Accounts shall be transferred from the Sub-Accounts and placed into the General Account. Policy Loans shall be allocated among and transferred from the Accumulated Values held in each account according to the following prioritization:

    1. first, from the Accumulated Value held in specific Sub-Accounts as specified by the Owner, if the Owner so specifies; and

    2. second, from the Accumulated Value in proportion to the Accumulated Values held in the Sub-Accounts on the day the loan is made; and

    3. finally, from the non-loaned Accumulated Value held in the General
       Account.

If the Accumulated Value in any Sub-Account from which the Owner has requested that loaned amounts be transferred is insufficient to cover the amount of the loan, the loan will not be processed until further instructions are received by us from the Owner.

Loan repayments shall be allocated among the General Account and the Sub-Accounts in proportion to the Premium Allocation percentages assigned by the Owner.

Any loan interest due and not paid shall be allocated among and transferred, on the date the interest is due, from the Accumulated Values held in each account:

    1. first, in proportion to the Accumulated Values held in the Sub-Accounts of the Separate Account until those accounts are exhausted; and

    2. then from the non-loaned Accumulated Value held in the General Account.

These amounts shall be placed in, or segmented within, the General Account.


-------------------------------------  14  ------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)14

                                PAYMENT OPTIONS

In lieu of a lump sum settlement, all or part of the proceeds of this contract may be applied under a Payment Option. When proceeds are applied under a Payment Option, all other rights and benefits under this contract shall cease.

In addition to the following options, other payment options may be available.

OPTION EFFECTIVE DATE. The Option Effective Date is the date the proceeds become payable.

GENERAL PAYMENT OPTION TERMS. If the proceeds to be placed under a Payment Option are less than $3,500, we may pay them in one sum to the payee who otherwise would receive the first payment under the option. If any payments would be less than $100, we will change the frequency to provide payments of at least $100.

If the proceeds are assigned on the Option Effective Date, we will pay the assignee's share in one sum and place only the balance under the option. After the Option Effective Date neither the payments nor the remaining value may be assigned or encumbered. To the extent the law permits, they are not subject to any claims against the payee.

We may require proof to our satisfaction that any payee is alive on the date any payment is due.

CHOICE OF OPTION. Choice of an option may be made:

    1. by the Owner if the Insured is living; or

    2. by the Beneficiary if the Insured is not living and if no option is in effect.

Equivalent payments for 12-, 6-, 3-, or 1-month intervals may be chosen. The options are described in terms of monthly payments. We will quote the amount of the other payments on request.

We may issue a document stating the terms of the option.

CHANGE OF PAYMENT OPTION. The right to change Payment Options exists under Options 1, 2, or 4. At the time of change the remaining value under the old option shall become the proceeds to be placed under the new option.

LUMP SUM REMOVAL OF PROCEEDS APPLIED UNDER A PAYMENT OPTION. Lump sum payments may be taken from the remaining proceeds placed under Payment Options 1, 2, or 4.

    1. Under Options 1 and 4 all or any part of the remaining value may be taken at any time, though no more than four transactions may be made during any calendar year.

    2. Under Option 2 the entire remaining value may be taken at any time.

No lump sum removal of proceeds may be made under Option 3, 5, 6, or 7.

OPTION 1 - PAYMENTS OF INTEREST ONLY. Interest at a rate of 3 1/2% per year shall be paid either for:

    1. the life of a chosen human being; or

    2. a chosen period.

We may pay more interest in any year. Upon the earlier of the death of the chosen human being or the end of the chosen period, any remaining value will be paid. The first payment shall be made one month after the Option Effective Date. If the payee is not a human being, payments may not continue for more than 30 years.

-------------------------------------  15  ------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)15

OPTION 2 -PAYMENTS FOR A STATED TIME. Equal monthly payments shall be made for a stated number of years. The first payment shall be made on the Option Effective Date. The amount of each monthly payment is shown in the table. The monthly payments are based on an interest rate of 3 1/2% per year. We may pay more interest in any year.

               OPTION 2 TABLE
MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS
--------------------------------------------
Stated No. of Years            Monthly Payments
-----------------------------------------------
         1                     $84.65
         2                      43.05
         3                      29.19
         4                      22.27
         5                      18.12
         6                      15.35
         7                      13.38
         8                      11.90
         9                      10.75
        10                       9.83
        11                       9.09
        12                       8.46
        13                       7.94
        14                       7.49
        15                       7.10
        16                       6.76
        17                       6.47
        18                       6.20
        19                       5.97
        20                       5.75
        21                       5.56
        22                       5.39
        23                       5.24
        24                       5.09
        25                       4.96
        26                       4.84
        27                       4.73
        28                       4.63
        29                       4.53
        30                       4.45


OPTION 3 - PAYMENTS FOR LIFE. Equal monthly payments shall be made for any guaranteed period chosen and thereafter during the life of a chosen human being. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the age and sex of the chosen human being on the Option Effective Date and on any guaranteed period chosen. We may require proof to our satisfaction of such age. We may require like proof that such human being is alive on the date any payment is due. The guaranteed period may be five or ten years or a Refund period. A Refund period extends until the sum of the payments is equal to the proceeds placed under the option. The monthly payments are based on an interest rate of 3 1/2% per year. We may pay more interest in any year during the guaranteed period. We will quote the amount of monthly payments for lower ages and guaranteed periods not shown in the Option 3 Table on request.

-------------------------------------  16  ------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)16

                    OPTION 3 TABLE
     MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS

   (Amounts shown are for the age nearest birthday
                on the Effective Date)
------------------------------------------------------

                     Guaranteed Period
      ------------------------------------------------

              Male                      Female
      ---------------------   ------------------------
                10                     10
Age    None    Years   Refund  None   Years   Refund
50    $4.44   $4.40    $4.29  $4.10   $4.09    $4.03
51     4.52    4.47     4.35   4.16    4.14     4.08
52     4.59    4.54     4.42   4.22    4.20     4.13
53     4.67    4.62     4.48   4.29    4.26     4.19
54     4.76    4.70     4.55   4.35    4.33     4.24
55     4.85    4.78     4.62   4.42    4.39     4.30
56     4.94    4.86     4.70   4.50    4.47     4.37
57     5.04    4.96     4.78   4.58    4.54     4.44
58     5.15    5.05     4.86   4.66    4.62     4.51
59     5.26    5.15     4.95   4.75    4.70     4.58
60     5.38    5.26     5.04   4.85    4.79     4.66
61     5.51    5.37     5.14   4.95    4.89     4.74
62     5.65    5.49     5.24   5.06    4.99     4.83
63     5.80    5.62     5.35   5.17    5.09     4.92
64     5.96    5.75     5.47   5.30    5.20     5.02
65     6.13    5.88     5.59   5.43    5.32     5.12
66     6.31    6.03     5.71   5.57    5.44     5.23
67     6.51    6.17     5.84   5.72    5.57     5.34
68     6.72    6.33     5.98   5.88    5.71     5.47
69     6.94    6.48     6.13   6.05    5.85     5.60
70     7.18    6.65     6.28   6.24    6.01     5.73
71     7.43    6.81     6.45   6.44    6.17     5.87
72     7.70    6.98     6.61   6.66    6.34     6.03
73     7.99    7.15     6.79   6.90    6.51     6.19
74     8.29    7.33     6.99   7.16    6.69     6.37
75     8.62    7.50     7.17   7.44    6.88     6.55
76     8.98    7.67     7.38   7.74    7.07     6.74
77     9.35    7.85     7.61   8.06    7.27     6.95
78     9.76    8.02     7.84   8.41    7.46     7.16
79    10.19    8.18     8.08   8.79    7.66     7.39
80    10.66    8.34     8.35   9.20    7.86     7.65
81    11.15    8.50     8.59   9.65    8.05     7.90
82    11.68    8.65     8.88  10.13    8.24     8.16
83    12.24    8.79     9.19  10.65    8.42     8.45
84    12.83    8.91     9.47  11.21    8.59     8.74
85+   13.46    9.04     9.81  11.82    8.74     9.09
               + Higher ages the same

OPTION 4 - PAYMENTS OF A STATED AMOUNT. Equal monthly payments of a stated amount shall be made until the proceeds, with interest at 3 1/2% per year on the unpaid balance, are used up. The first payment shall be made on the Option Effective Date. The amount chosen must be at least $10 per month for each $1,000 of proceeds placed under this option. We may add more interest to the unpaid balance in any year, which will extend the number of payments. The last payment will be for the balance only.

OPTION 5 - LIFE ANNUITY. Equal monthly payments shall be made in the same manner as Option 3 except:

    1. the amount of each payment shall be based on our current settlement rates on the Option Effective Date; and

    2. no additional interest shall be paid.

OPTION 6 - JOINT AND TWO-THIRDS ANNUITY. Equal monthly payments shall be made while two chosen human beings are both living. Upon the death of either, two-thirds of the amount of such payments shall continue during the life of the survivor. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings on the Option Effective Date. We may require proof to our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly payment is shown in the table. We will quote the amount of monthly payments for any other age combination on request. The monthly payments are based on an interest rate of 3 1/2% per year. No additional interest shall be paid.


-------------------------------------  17  ------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)17

               OPTION 6 TABLE
MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS
(Amounts shown are for the age nearest birthday
             on the Effective Date)

Ages      One Male    Ages       One Male
 of         and        of          and
Both     One Female   Both      One Female
----     ----------   ----      ----------
 50        $4.11      68           $5.86
 51         4.17      69            6.03
 52         4.23      70            6.21
 53         4.29      71            6.41
 54         4.35      72            6.62
 55         4.42      73            6.84
 56         4.50      74            7.08
 57         4.58      75            7.35
 58         4.66      76            7.63
 59         4.75      77            7.93
 60         4.84      78            8.25
 61         4.94      79            8.60
 62         5.05      80            8.97
 63         5.16      81            9.38
 64         5.29      82            9.81
 65         5.42      83           10.27
 66         5.55      84           10.77
 67         5.70      85+          11.31
         + Higher ages the same

OPTION 7 - 50% SURVIVOR ANNUITY. Equal monthly payments shall be made during the life of the chosen primary human being. Upon the death of the chosen primary human being, 50% of the amount of such payments shall continue during the life of the chosen secondary human being. The first payment shall be made on the Option Effective Date. The amount of each monthly payment depends on the ages and sexes of the chosen human beings on the Option Effective Date. We may require proof to our satisfaction of their ages. We may require like proof that any chosen human being is alive on the date any payment conditioned on the life of such human being is due. The initial amount of each monthly payment is shown in the table. We will quote the amount of monthly payments for any other age combination on request. The monthly payments are based on an interest rate of 3 1/2% per year. No additional interest shall be paid.

               OPTION 7 TABLE
MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS
(Amounts shown are for the age nearest birthday
             on the Effective Date)

             Male           Female                   Male         Female
           Primary         Primary                 Primary       Primary
Ages       -------         -------      Ages       -------       -------
 of         Female           Male        of         Female         Male
Both      Secondary       Secondary     Both      Secondary     Secondary
----      ---------       ---------     ----      ---------     ---------
 50       $4.11            $3.96         68       $5.85         $5.51
 51        4.17             4.01         69        6.02          5.66
 52        4.23             4.06         70        6.20          5.82
 53        4.29             4.12         71        6.39          6.00
 54        4.35             4.18         72        6.59          6.18
 55        4.42             4.24         73        6.81          6.39
 56        4.50             4.31         74        7.05          6.60
 57        4.58             4.38         75        7.30          6.84
 58        4.66             4.45         76        7.57          7.09
 59        4.75             4.53         77        7.86          7.36
 60        4.84             4.61         78        8.17          7.66
 61        4.94             4.70         79        8.51          7.97
 62        5.05             4.79         80        8.86          8.32
 63        5.16             4.89         81        9.25          8.68
 64        5.28             5.00         82        9.66          9.08
 65        5.41             5.12         83       10.10          9.51
 66        5.55             5.24         84       10.56          9.97
 67        5.69             5.37         85+      11.06         10.47
                         + Higher ages the same

-------------------------------------  18  ------------------------------------
                        National Life Insurance Company
      One National Life Drive - Montpelier, Vermont 05604 - (802) 229-3333

7206(0395)18

FLEXIBLE PREMIUM ADJUSTABLE BENEFIT VARIABLE LIFE INSURANCE. FLEXIBLE PREMIUMS MAY BE PAID UNTIL THE DEATH OF THE INSURED. THE ADJUSTABLE DEATH BENEFIT IS PAYABLE UPON THE DEATH OF THE INSURED. THIS POLICY IS PARTICIPATING.

The Owner is a member of National Life Insurance Company while this contract is in force. The annual meetings of the Company are held at its Home Office in Montpelier, Vermont, on the first Friday in February in each year at 9 o'clock A.M.